UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2011 (March 18, 2011)

METAMORPHIX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(Commission
(State or Other Jurisdiction	File Number)	(IRS Employer
of Incorporation)		Identification No.)

4061 Powdermill Road, Suite 320, Beltsville, Maryland, 20705

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (301) 617-9080

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.03 – Bankruptcy or Receivership

On January 28, 2010 an involuntary bankruptcy petition was filed against MetaMorphix, Inc. by a group of junior secured note holders in the U.S. Bankruptcy Court for the District of Delaware (Case No. 10-10273). Since that filing, the Company has tried to reach agreement on a plan of reorganization with the secured creditors. To this end, the Company converted the case into a Chapter 11 on September 30, 2010, and shortly thereafter, filed its plan of reorganization. The filed plan required reaching consensual agreement with the secured note holders and obtaining Debtor in Possession (DIP) financing for the Company to exit bankruptcy. The Company was unable to reach a consensual agreement with the secured note holders regarding a plan of reorganization. Additionally, the Company was also unable to secure Debtor in Possession (DIP) financing, under terms acceptable to the secured note holders, that was required to exit from bankruptcy. As the Company did not have sufficient funds to continue its operations, the Company was left with no alternative other than a sale of its assets within the Bankruptcy Court. The U.S. Bankruptcy Court approved the procedures for the sale on February 2, 2011. Bids for sale of Company assets were received on March 3, 2011 and an auction was held on March 8, 2011, Branhaven LLC, a company formed to represent the interests of the 12.5% senior secured note holders, had the winning bid for all of the Company’s assets. Closing is to take place on Friday, March 18, 2011.

Section 8 – Other Events

Item 8.01 – Other Events

On March 18, 2011, the Company distributed the attached letter to its investors.

Section 9 – Financial Statements and Exhibits

Item 9.01(d) – Exhibits

The following exhibit is included herein.

Exhibit 99.1 Letter to Investors

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date: March 18, 2011	By:	/s/ Edwin C. Quattlebaum

Edwin C. Quattlebaum,
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Letter to Investors